Exhibit I

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 2, 2024, is entered into by and among Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), Endeavor Manager, LLC, a Delaware limited liability company (“Manager”), Endeavor Operating Company, LLC, a Delaware limited liability company (“OpCo” and together with the Company and Manager, the “Company Entities”), Silver Lake West HoldCo, L.P., a Delaware limited partnership (“SLP West HoldCo”), and Silver Lake West HoldCo II, L.P., a Delaware limited partnership (“SLP West HoldCo II” and together with SLP West HoldCo, the “Stockholders” and, together with the Company Entities, the “Parties” and each, a “Party”). All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, except as disclosed in the Schedule 13D filed in respect of the Subject Securities prior to the date of this Agreement, (a) SLP West HoldCo is the record and beneficial owner of (i) 495,494 shares of Class A Common Stock of the Company, (ii) 82,138,074 shares of Class X Common Stock of the Company, (iii) 82,138,074 shares of Class Y Common Stock of the Company and (iv) 82,138,074 common units of OpCo (“OpCo Membership Interests”) and (b) SLP West HoldCo II is the record and beneficial owner of (i) 91,480,988 shares of Class A Common Stock of the Company and (ii) 87,254,147 shares of Class Y Common Stock of the Company, and all such Shares and OpCo Membership Interests, and any securities convertible into or exercisable or exchangeable or redeemable for such Shares or OpCo Membership Interests, together with any New Securities (as defined below) the Stockholders acquire record or beneficial ownership on or after the date hereof, whether by purchase, upon exercise or conversion of any securities or otherwise (collectively, the “Subject Securities”). As used in this Agreement, “beneficially own” and “beneficially ownership” shall mean such terms as defined in Rule 13d-3 under the Exchange Act, and a “beneficial owner” shall mean, in respect to any security, a Person who beneficially owns such security;

WHEREAS, Wildcat EGH Holdco, L.P., a Delaware limited partnership (“HoldCo Parent”), Wildcat OpCo Holdco, L.P., a Delaware limited partnership (together with HoldCo Parent, the “Parent Entities”), Wildcat PubCo Merger Sub, Inc., a Delaware corporation (“Company Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company (“Manager Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company (together with Company Merger Sub and Manager Merger Sub, the “Merger Subs”) and the Company Entities have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the Parent Entities, the Merger Subs and the Company Entities consummating the Mergers upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Special Committee and the Executive Committee (acting upon the Special Committee Recommendation) have, prior to the execution and delivery of this Agreement, unanimously (i) determined that the Merger Agreement and transactions contemplated thereby, including the Mergers, are fair to and in the best interests of the Company and its stockholders, including the Public Stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein and (iv) recommended the adoption of the Merger Agreement by the stockholders of the Company; and

WHEREAS, as a condition and inducement to the willingness of the Company Entities to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

WRITTEN CONSENT; AGREEMENT TO VOTE

1.1 Written Consent. As promptly as practicable following the execution of this Agreement, but in no event later than twelve hours thereafter, the Stockholders shall, in their capacity as holders of shares of Company Class A Common Stock, shares of Company Class X Common Stock and shares of Company Class Y Common Stock and holders of Shares generally, duly execute and validly deliver to the Company Entities a written consent in respect of all their Subject Securities adopting, approving and ratifying the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, in each case, in compliance with the certificate of incorporation and bylaws of the Company, in the form attached hereto as Exhibit A (the “Written Consent”). The Stockholders irrevocably and unconditionally agree that, once the Written Consent is delivered, the Stockholders will not, without the prior written consent of the Company (acting upon the recommendation of the Special Committee), revoke, supersede or modify in any way the Written Consent, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. In the event that the Merger Agreement is modified or amended in accordance with its terms after the execution of the Written Consent and such modification or amendment is not materially adverse to the Stockholders, the Stockholders shall promptly (and in any event within one (1) Business Day) execute and deliver to the Company a modified version of the Written Consent (in a form reasonably approved by the Company), covering all of the Stockholders’ Subject Securities and adopting the Merger Agreement (as modified or amended), approving the Mergers and the other transactions contemplated by the Merger Agreement. For the avoidance of doubt, nothing in this Agreement shall in any way limit the Parent Parties from terminating the Merger Agreement in accordance with the terms thereof.

1.2 Agreement to Vote. Subject to the terms of this Agreement, the Stockholders hereby irrevocably and unconditionally agree that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholders shall, in each case to the fullest extent that the Stockholders’ Subject Securities are entitled to vote thereon in its capacity as a stockholder: (a) appear at each such meeting or otherwise cause all such Subject Securities to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) any written consents with respect to, as applicable, all of their Subject Securities (in their capacity as record and beneficial owners of shares of Company Class A Common Stock, shares of Company Class X Common Stock, and shares of Company Class Y Common Stock and record and beneficial owners of Shares generally) (i) (x) to the extent the Written Consent becomes revoked, superseded or modified in any way, in favor of the adoption of the Merger Agreement and the approval of the Mergers and the other transactions contemplated by the Merger Agreement, (y) in favor of any other matters necessary or presented or proposed for the transactions contemplated by the Merger Agreement to be timely consummated and (z) in favor of any other matter in respect of which approval of the Company’s stockholders is unanimously requested by the Executive Committee in connection with the Company’s stockholders’ adoption of the Merger Agreement and the approval of the Mergers and the other transactions contemplated by the Merger Agreement; (ii) against any action, agreement or transaction that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company Entities, the Parent Entities or the Merger Subs contained in the Merger Agreement, or of the Stockholders contained in this Agreement or (B) result in any of the conditions set forth in Article VIII of the Merger Agreement not being satisfied or would result in the satisfaction of any of the conditions set forth in Article VIII of the Merger Agreement being delayed; and (iii) against any Acquisition Proposal or other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Mergers or the other transactions contemplated by the Merger Agreement (provided, that the foregoing shall not require the Stockholders to vote against any Acquisition Proposal or any other proposal made in opposition to the Merger Agreement, the Mergers or the transactions contemplated by the Merger Agreement if, prior to such vote, the Company has terminated the Merger Agreement pursuant to Section 9.01(e)(i) of the Merger Agreement). Until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 5.2, each Stockholder shall (x) retain at all times the right to vote its respective Subject Securities in such Stockholder’s sole discretion on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally and (y) not consent, in its capacity as a stockholder of the Company, to matters inconsistent with the voting obligations set forth in the preceding clauses (ii) through (iii). The obligations of the Stockholders specified in this Section 1.2 shall apply whether or not (A) the Mergers are recommended by the Executive Committee of the Company or (B) there has been any Adverse Recommendation Change. Except as set forth in this Section 1.2, nothing in this Agreement shall limit the right of the Stockholders to vote in favor of, against or abstain with respect to any matter presented to the stockholders of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to the Company Entities that:

2.1 Authorization; Binding Agreement. Such Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Stockholder has the necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder has been duly and validly authorized by all necessary organizational action on the part of such Stockholder, and no other organizational proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the Company Entities, constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) require any consent, approval, authorization or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (b) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any assets (including Subject Securities) of such Stockholder (other than any restrictions created by this Agreement or the Company Entities, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions (collectively, “Permitted Encumbrances”)), or (d) violate any Laws applicable to such Stockholder or by which any of its assets (including Subject Securities) are bound, except as would not, in the case of each of the preceding clauses (b), (c) and (d), reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement. Other than the filings and reports pursuant to and in compliance with the Exchange Act, no filings, notifications, approvals or other consents are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or to be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement.

2.3 Ownership of Subject Securities; Total Shares. Such Stockholder is, as of the date hereof, and at all times during the term, except as disclosed in the Schedule 13D filed in respect of the Subject Securities prior to the date of this Agreement, the sole record and beneficial owner of all such Stockholder’s Subject Securities and has good and marketable title to all such Subject Securities free and clear of any Lien, except Permitted Encumbrances. The 495,494 shares of Class A Common Stock of the Company, 82,138,074 shares of Class X Common Stock of the Company and 82,138,074 shares of Class Y Common Stock of the Company owned by SLP West Holdco and 91,480,988 shares of Class A Common Stock of the Company and 87,254,147 shares of Class Y Common Stock of the Company owned by SLP West Holdco II constitute all of the shares of

“voting stock” of the Company of which the Stockholders are the “owners” (as such terms are defined in Section 203 of the Delaware General Corporation Law) as of the time that the Executive Committee (acting upon the Special Committee Recommendation) and the Special Committee approved the Merger Agreement. Without limiting the foregoing, as of the date hereof, other than the Subject Securities, the Stockholders and their Affiliates do not own beneficially or of record, and do not have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any Shares (or any securities convertible into or exercisable or exchangeable or redeemable for Shares) or any interest therein.

2.4 Voting Power. The Stockholders have full voting power with respect to all the Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Subject Securities, subject to any Permitted Encumbrances. None of the Subject Securities are subject to any stockholders’ agreement (other than the OpCo Operating Agreement, the Registration Rights Agreement and the Stockholders Agreement dated as of April 28, 2021, among the Company, the Stockholders, the Management Holders and the other stockholders of the Company party thereto (as amended, restated or otherwise modified from time to time, the “Company Stockholders Agreement”)), proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder. Such Stockholder has not entered into any Contract that is inconsistent with, or would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder.

2.5 Reliance. Such Stockholder understands and acknowledges that the Company Entities are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Action pending against, or, to the actual knowledge of such Stockholder, threatened in writing against it or any of its assets (including Shares beneficially owned by such Stockholder) before or by any Governmental Authority that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder (including, for the avoidance of doubt, the due execution and valid delivery of the Written Consent).

2.7 Brokers. No broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses, from the Company prior to the Effective Time in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY ENTITIES

The Company Entities represent and warrant to the Stockholders that:

3.1 Organization and Qualification. Each of the Company Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, in the case of each clauses (a) and (b), except where the failure would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company Entities’ ability to timely perform its obligations under this Agreement.

3.2 Authority for this Agreement. Each of the Company Entities has the necessary corporate (or equivalent) power and authority to enter into, and to perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company Entities have been duly and validly authorized by all necessary entity action on the part of each of the Company Entities, and no other entity proceedings on the part of the Company Entities are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company Entities, and assuming due authorization, execution and delivery by the Stockholders, this Agreement constitutes a legal, valid and binding obligation of the Company Entities and is enforceable against the Company Entities in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Non-Contravention. None of the execution and delivery by each Company Entity of this Agreement, the performance by each Company Entity of its obligations hereunder or the consummation by each of the Company Entities of the transactions contemplated hereby will (a) result in a violation or breach of any agreement to which each Company Entity is a party or by which each Company Entity may be bound, (b) violate any law or order applicable to each of the Company Entities or (c) violate any constituent or organizational documents of each Company Entity, except as would not, in the case of each of clauses (a) and (b), reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company Entities’ ability to perform their obligations under this Agreement.

3.4 Absence of Litigation. With respect to the Company Entities, as of the date hereof, there is no Action pending against, or, to the actual knowledge of the Company Entities, threatened in writing against the Company Entities before or by any Governmental Authority that would reasonably be expected to prevent or materially delay or impair the consummation by the Company Entities of the transactions contemplated by this Agreement or otherwise materially impair the ability the Company Entities to perform their obligations hereunder.

ARTICLE IV

ADDITIONAL COVENANTS

The Stockholders hereby covenant and agree that:

4.1 No Transfer; No Inconsistent Arrangements. From and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, the Stockholders shall not, directly or indirectly, without the prior written consent of the Company (acting upon the recommendation of the Special Committee), (a) create or permit to exist any Lien on any of the

Subject Securities, (b) transfer, sell, assign, gift, hedge, lend, pledge or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Subject Securities or any right, title or interest thereto (including any right or power to vote to which the Stockholders may be entitled), (c) enter into (or cause to be entered into) any Contract with respect to any Transfer described in the preceding clause (b), (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any the Subject Securities, (e) deposit or permit the deposit of any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Securities (other than this Agreement), (f) enter into any Contract or otherwise take any other action that is inconsistent with, or would in any way restrict, limit or interfere with the performance of the Stockholders’ obligations hereunder or (g) approve or consent to any of the forgoing; provided, however, that after the date on which the Written Consent is provided by the Stockholders, Transfers of the Subject Securities may be made without the prior written consent of the Company so long as (i) the transferees thereof agree to be bound by the obligations of the Stockholders hereunder with respect to the Subject Securities being so Transferred and (ii) such Transfers would not prevent, impede, impair or delay the consummation of the Transactions. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Subject Securities shall occur (including, but not limited to, a sale by the Stockholders’ trustees in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), such transferees (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the date this Agreement is validly terminated in accordance with Section 5.2.

4.2 No Exercise of Appraisal Rights. The Stockholders irrevocably waive and agree not to exercise any appraisal rights or dissenters’ rights in respect of the Subject Securities that may arise in connection with the Mergers and agree not to commence, participate in, assist or knowingly encourage in any way any Action to seek (or file any petition related to) appraisal rights or dissenters’ rights in connection with the Mergers, including pursuant to Section 262 of the DGCL.

4.3 New Shares; Adjustments. Any shares of capital stock or other equity securities of the Company that are issued to, or that any Stockholder acquires record or beneficial ownership of, after the date of this Agreement and prior to the valid termination of this Agreement in accordance with Section 5.2, whether pursuant to purchase, exercise, exchange or conversion of, or other transaction involving any and all options, rights or other securities (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Shares as of the date hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities and the term “Subject Securities” shall be deemed to refer to and include such securities.

4.4 Waiver of Certain Actions; Release. The Stockholders hereby agree not to commence, participate in, assist or knowingly encourage in any way, and agree to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against the Company Entities or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing), except to enforce the terms thereof or (b) alleging a breach of any duty of the Executive Committee or the Special Committee (or the applicable directors serving on the Executive Committee or the Special Committee) or any other Person in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby (including the negotiation or entry into any such agreement).

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service (with proof of delivery), or by email (with confirmation by return email) to the respective Parties at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 5.1):

(a) if to the Stockholders:

Silver Lake

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Email:   karen.king@silverlake.com

with a copy to:

Silver Lake

55 Hudson Yards

40th Floor

New York, NY 10001

Attention: Andrew J. Schader

Email:   andy.schader@silverlake.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elizabeth A. Cooper

   Christopher May

Email:   ecooper@stblaw.com

   cmay@stblaw.com

and with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: Mark W. Myott

E-mail:   mark.myott@stblaw.com

(b) if to the Company Entities:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd, Third Floor

Beverly Hills, CA 90210

Attention: Jason Lublin

     Seth Krauss

     Courtney Braun

     Robert Hilton

Email:   jlublin@endeavorco.com

     skrauss@endeavorco.com

     cbraun@endeavorco.com

     rhilton@endeavorco.com

and with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Justin Hamill

     Michael Anastasio

     Ian Nussbaum

Email:   justin.hamill@lw.com

     michael.anastasio@lw.com

     ian.nussbaum@lw.com

and with a copy (which shall not constitute notice) to:

Cravath, Swaine and Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Faiza Saeed

     Claudia Ricciardi

Email:   fsaeed@cravath.com

     cricciardi@cravath.com

5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) Company Merger Effective Time. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive in full force and effect such termination of this Agreement.

5.3 Interpretation and Rules of Construction. Section 10.03 of the Merger Agreement (other than the eighteenth, nineteenth and twenty-first sentence thereof) shall apply to, and govern, this Agreement, mutatis mutandis.

5.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters contemplated hereby are not affected in any manner materially adverse to any Party; provided, that the Parties intend that the remedies and limitations thereon contained in this Agreement, including Section 5.12, shall not be severable or subject to modification in any manner that increases the liabilities or obligations of any Party or Non-Recourse Party (as defined below), and these provisions shall be construed as an integral provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced (except those referenced in the immediately preceding proviso), the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the matters contemplated hereby be effected as originally contemplated to the fullest extent possible.

5.5 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

5.6 Assignment. Neither this Agreement nor any of the Parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties (provided that, with respect to any such assignment by the Company Entities, the Special Committee has approved such assignment). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

5.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights of the Non-Recourse Parties set forth in Section 5.12.

5.8 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. The parties hereto agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 5.8 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

5.9 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 5.1; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts.

5.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

5.11 Amendments and Waivers. This Agreement may not be amended, modified or waived in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed on behalf of each of the Parties in interest at the time of the amendment or waiver, as applicable (provided that, with respect to any Company Entities, the Special Committee has approved such amendment, modification or waiver). The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

5.12 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such Party. No former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the matters contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with the matters contemplated hereby shall be sought or had against any Non-Recourse Party. Notwithstanding anything to the contrary, the Stockholders shall not constitute “Non-Recourse Parties” for purposes of this Agreement.

5.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.14 Expenses. Unless specified otherwise herein, all expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, whether or not the Mergers or any other Transaction is consummated.

5.15 Further Assurances. Upon the reasonable request of the Company, the Stockholders will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to perform its obligations under this Agreement.

5.16 No Agreement Until Executed. This Agreement shall not be effective unless and until this Agreement is executed by all Parties.

5.17 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in the Company Entities any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Stockholders, and the Company Entities shall not have any authority to exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein or in the Company Stockholders Agreement.

5.18 Certain Defined Terms. This Agreement is the “Voting Agreement” as defined in the Merger Agreement.

[Signature Pages Follow]

The Parties are executing this Agreement on the date set forth in the introductory clause.

Endeavor Group Holdings, Inc.

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

Endeavor Manager, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

Endeavor Operating Company, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS

SILVER LAKE WEST HOLDCO, L.P.

By:	Silver Lake West VoteCo, L.L.C., its
general partner

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Managing Member

SILVER LAKE WEST HOLDCO II, L.P.

By:	Silver Lake West VoteCo, L.L.C., its
general partner

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Managing Member

[Signature Page to Voting and Support Agreement]

Exhibit A

Written Consent

[See attached.]

ACTION BY WRITTEN CONSENT

OF STOCKHOLDERS OF

ENDEAVOR GROUP HOLDINGS, INC.

As of April 2, 2024

The undersigned holders (the “Stockholders”) of, collectively, a majority of the voting power of the outstanding shares of (i) Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), of Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), (ii) Class B common stock, par value $0.00001 per share (the “Class B Common Stock”), of the Company, (iii) Class C common stock, par value $0.00001 per share (the “Class C Common Stock”), of the Company, (iv) Class X common stock, par value $0.00001 per share (the “Class B Common Stock”), of the Company and (v) Class Y common stock, par value $0.00001 per share (the “Class Y Common Stock” and, together with the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class X Common Stock, the “Company Common Stock”), of the Company, do hereby irrevocably consent in writing to the taking of the following actions and do hereby adopt the following resolutions by written consent (this “Action by Written Consent”) pursuant to Section 228 and Section 251 of the Delaware General Corporation Law (the “DGCL”) and as authorized by the Amended and Restated Certificate of Incorporation of the Company, dated as of April 28, 2021 (as may be amended, modified or restated from time, the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Company (as may be amended, modified or restated from time, the “Bylaws”):

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of April 2, 2024 (the “Merger Agreement”), by and among Wildcat EGH Holdco, L.P., a Delaware limited partnership (“Holdco Parent”), Wildcat OpCo Holdco, L.P., a Delaware limited partnership (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities” and each, a “Parent Entity”), Wildcat PubCo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco Parent (“Company Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Company Merger Sub (“Manager Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub”), the Company, Endeavor Manager, LLC, a Delaware limited liability company and subsidiary of the Company (“Manager”), Endeavor Operating Company, LLC, a Delaware limited liability company and subsidiary of the Manager and indirect subsidiary of the Company (“OpCo” and, together with the Company and the Manager, the “Company Entities” and each, a “Company Entity”), Endeavor Executive Holdco, LLC, a Delaware limited liability company (“Executive Holdco”), Endeavor Executive II Holdco, LLC, a Delaware limited liability company (“Executive II Holdco”), and Endeavor Executive PIU Holdco, LLC, a Delaware limited liability company (together with Executive Holdco and Executive II Holdco, the “Executive Holdcos”);

WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, (A) (i) OpCo Merger Sub will be merged with and into OpCo, (ii) the separate limited liability company existence of OpCo Merger Sub will thereupon cease and (iii) OpCo will continue as the surviving company, collectively owned, directly or indirectly, by OpCo Parent, Manager and certain Rollover Holders (the “OpCo Merger”), (B) (i) immediately following the OpCo Merger, Manager Merger Sub will be merged with and into Manager, (ii) the separate limited liability company existence of Manager Merger Sub will thereupon cease and (iii) Manager will continue as the surviving company, wholly-owned by the Company (the “Manager Merger”) and (C) (i) immediately following the Manager Merger, Company Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Company Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation, collectively owned, directly or indirectly, by Holdco Parent and certain Rollover Holders (the “Company Merger” and, together with the Manager Merger and the OpCo Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, prior to the execution of the Merger Agreement, the Executive Committee of the Company (the “Executive Committee”) established a special committee of the board of directors of the Company consisting of independent and disinterested directors (the “Special Committee”) to, among other things, review, evaluate and negotiate the Merger Agreement and the Transactions and, if the Special Committee deem appropriate, recommend that the Executive Committee approves the execution and delivery of the Merger Agreement by the Company;

WHEREAS, prior to the execution of the Merger Agreement, the Special Committee has unanimously (a) determined that the Merger Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of the Company and its Public Stockholders and (b) recommended that the Executive Committee (i) approves the Merger Agreement and the Transactions, including the Mergers, and (ii) recommends adoption and approval of the Merger Agreement and the Transactions, including the Mergers, to the stockholders of the Company (such recommendation, the “Special Committee Recommendation”);

WHEREAS, prior to the execution of the Merger Agreement, the Executive Committee has, acting upon the Special Committee Recommendation, unanimously (a) determined that the Merger Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, including the Public Stockholders, (b) approved and declared advisable the Merger Agreement and the Transactions, (c) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement and (d) recommended the adoption of the Merger Agreement by the stockholders of the Company;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares, any Rollover Shares and any Dissenting Shares) shall be canceled and shall cease to exist and shall be converted automatically into the right to receive the Company Merger Consideration;

WHEREAS, the consummation of the Transactions in accordance with the terms of the Merger Agreement is conditioned on, among other things, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding as of the date hereof;

WHEREAS, the shares of Company Common Stock held by the Stockholders represent more than a majority of the voting power of the Company Common Stock, and the Stockholders are therefore permitted, pursuant to the DGCL, the Certificate of Incorporation and the Bylaws, to approve and authorize the Merger Agreement and the Transactions, including the Mergers, pursuant to this Action by Written Consent, and, other than this Action by Written Consent and the Company Approvals, no consent or vote of any class or series of a Company Entity’s capital stock or membership interests, or of any other holder of any other security of any Company Entity or the Executive Committee, or any member of the Manager or OpCo or the approval of any other Person under any organizational document of any Company Entity, is necessary to approve and authorize the Merger Agreement and the Transactions, including the Mergers;

WHEREAS, the Stockholders desire to adopt and approve the Merger Agreement and approve the Transactions, including the Mergers;

WHEREAS, upon the execution and delivery of this Action by Written Consent, the Company Stockholder Approval shall have been obtained in accordance with Sections 228 and 251 of the DGCL, the Certificate of Incorporation and the Bylaws.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, including each of the annexes, exhibits and schedules attached thereto, and the Transactions, including the Mergers, and any other documents, instruments and certificates required by, referenced in or related to the Merger Agreement, are hereby irrevocably adopted, approved and ratified in all respects, including for all purposes under the DGCL, the Certificate of Incorporation and the Bylaws, without prior notice and without a vote or a meeting; and it is further

RESOLVED, that each Stockholder acknowledges and agrees that by executing and delivering this Action by Written Consent in accordance with Section 228 of the DGCL, such Stockholder irrevocably waives any appraisal or dissenters’ rights of such Stockholder in respect of the Shares held by such Stockholder under Section 262 of the DGCL and/or other applicable laws with respect to the Merger Agreement and the Transactions.

RESOLVED, that all actions heretofore and hereafter taken by the officers and directors of the Company or their duly authorized agents in furtherance of and consistent with the foregoing resolutions (including in connection with the Merger Agreement and the Transactions, including the Mergers) be, and they hereby are, authorized, ratified, confirmed and approved, as applicable, in all respects.

RESOLVED, that this Action by Written Consent be filed with the minutes of the proceedings of the stockholders of the Company.

The actions taken by this Action by Written Consent shall have the same force and effect as if taken at a meeting of the stockholders of the Company, duly called and constituted pursuant to the DGCL. This Action by Written Consent may be signed in any number of counterparts, including without limitation by .pdf, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any copy, .pdf or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, .pdf or other reproduction be a complete reproduction of the entire original writing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Action by Written Consent on the date set forth above.

ARIEL EMANUEL

By:

THE ARIEL Z. EMANUEL LIVING TRUST, DATED NOVEMBER 13, 2017

By:
Name:	Ariel Emanuel
Title:	Trustee

ENDEAVOR EXECUTIVE HOLDCO, LLC

By:
Name:	Ariel Emanuel
Title:	Director

ENDEAVOR EXECUTIVE PIU HOLDCO, LLC

By:
Name:	Ariel Emanuel
Title:	Director

ENDEAVOR EXECUTIVE II HOLDCO, LLC

By:
Name:	Ariel Emanuel
Title:	Director

[Signature Page to Action by Written Consent]

PATRICK WHITESELL

By:

PATRICK WHITESELL REVOCABLE TRUST

By:
Name:	Patrick Whitesell
Title:	Trustee

[Signature Page to Action by Written Consent]

SILVER LAKE WEST HOLDCO, L.P.

By:	SILVER LAKE WEST VOTECO, L.L.C., its
general partners

By:
Name:	Egon Durban
Title:	Managing Member

SILVER LAKE WEST HOLDCO II, L.P.

By:	SILVER LAKE WEST VOTECO, L.L.C., its
general partners

By:
Name:	Egon Durban
Title:	Managing Member